Exhibit 4.2

AMENDMENT TO PREFERRED STOCK RIGHTS AGREEMENT

This Amendment to Preferred Stock Rights Agreement (this “Amendment”) is entered into as of this 14th day of March, 2006 by and between Copart, Inc., a California corporation (the “Company”), and Computershare Trust Company, N.A. (formerly Equiserve Trust Company, N.A.) (the “Rights Agent”).

RECITALS

WHEREAS, on March 6, 2003, the Company entered into a Preferred Stock Rights Agreement (the “Rights Agreement”) with the Rights Agent;

WHEREAS, on March 9, 2006, the Company’s Board of Directors approved an amendment to Section 7(b) of the Rights Agreement changing the exercise price of a Right to one hundred twenty dollars and forty-eight cents ($120.48).

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement without the approval of any holders of Rights (as defined in the Rights Agreement) prior to the occurrence of a Distribution Date (as defined in the Rights Agreement), in any respect;

WHEREAS, the Distribution Date has not occurred; and

WHEREAS, Section 27 of the Rights Agreement further provides that the Rights Agent shall duly execute and deliver any supplement or amendment to the Rights Agreement requested by the Company, which satisfies the terms of Section 27.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Rights Agent hereby agree as follows:

1.  Amendment to Section 7(b) of the Rights Agreement. Section 7(b) of the Rights Agreement shall be amended in its entirety to read as follows:

“The Exercise Price for each one-thousandth of a Preferred Share issuable pursuant to the exercise of a Right shall initially be one hundred twenty dollars and forty-eights cents ($120.48), shall be subject to adjustment from time to time as provided in Sections 11 and 13 hereof and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below.”

2.  Amendment to Form of Rights Certificate. The first sentence of the first paragraph of the Form of Rights Certificate attached as Exhibit B to the Rights Agreement is amended and restated to read in its entirety as follows:

“This certifies that                             , or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Rights Agreement dated as of March 6, 2003, (the “Rights Agreement”), as amended, between Copart, Inc., a California corporation (the “Company”), and Equiserve Trust Company, N.A. (the “Rights Agent”), to purchase from the Company at any time after the Distribution Date (as such term is defined in the Rights Agreement) and prior to 5:00 P.M., New York time, on March 21, 2013 at the office of the Rights Agent designated for such purpose, or at the office of its successor as Rights Agent, one one-thousandth (0.001) of a fully paid and non-assessable share of Series A Participating Preferred Stock, par value $0.001 per share (the “Preferred Shares”), of the Company, at an Exercise Price of one hundred twenty dollars and forty-eight cents ($120.48) per one-thousandth (0.001) of a Preferred Share (the “Exercise Price”), upon presentation and surrender of this Rights Certificate with the Form of Election to Purchase and related Certificate duly executed.”

3.  Amendment to Summary of Rights. The sentence set forth next to the heading “Preferred Stock Purchasable Upon Exercise of Rights” in the Summary of Rights attached as Exhibit C to the Rights Agreement is amended and restated to read in its entirety as follows:

“After the Distribution Date, each Right will entitle the holder to purchase for one hundred twenty dollars and forty-eight cents ($120.48) (the “Exercise Price”), a fraction of a share of the Company’s Preferred Stock with economic terms similar to that of one share of the Company’s Common Stock.”

4.  No Other Changes. The remainder of the Rights Agreement shall remain unchanged.

5.  Counterparts. This Amendment may be executed in counterparts, each of which shall be considered an original, and each of the counterparts when taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

COPART, INC.

By:
/s/ Willis J. Johnson
Name:	Willis J. Johnson
Title:	Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:
/s/ Katherine S. Anderson
Name:	Katherine S. Anderson
Title:	Managing Director